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                                                                     Exhibit 5.1


                       [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]




                                 June 16, 1999


GoTo.com, Inc.
140 West Union Street
Pasadena, California 91103

     RE: REGISTRATION STATEMENT ON FORM S-1

Gentlemen:

     We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on April 16, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, $0.0001 par value (the "Shares"). As your counsel in connection with this transactions, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the plan of distribution set forth in the Registration Statement.

     It is our opinion that, the Shares are and have been duly authorized and when issued and sold in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                   Very truly yours,

                                   WILSON, SONSINI, GOODRICH & ROSATI,
                                        Professional Corporation


                                   /s/ Wilson, Sonsini, Goodrich & Rosati